Exhibit 99.1

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BEA Adds Richard T. Schlosberg to Board of Directors

Experienced Executive and Former Packard Foundation CEO

Adds Business, Community and Management Depth to Independent Board

San Jose, Calif. – April 18, 2005 – The Board of Directors of BEA Systems, Inc., (NASDAQ: BEAS) today announced that Richard T. Schlosberg, III, 61, former president and chief executive officer of the David and Lucile Packard Foundation, has been elected to BEA’s board of directors.

Schlosberg served as the Packard Foundation’s president and CEO from May 1999 to January 2004, helping the Foundation to focus programs, build a strong staff and maintain cost-effective operations. Prior to joining the Foundation, Schlosberg was executive vice president of The Times Mirror Company and publisher and CEO of the Los Angeles Times, and previously served in the same role at the Denver Post. Schlosberg serves on the board of directors of eBay and Edison International. He is also a national board member of the Smithsonian Institution and the National Air and Space museum, a member of the USO World Board of Governors, and a trustee of Pomona College. Schlosberg is a graduate of the United States Air Force Academy, and holds an M.B.A. degree from the Harvard Business School.

“Richard has a track record of guiding companies during periods of rapid growth and industry change,” said Alfred Chuang, chairman and chief executive officer, BEA Systems. Inc. “His management experience, business acumen and commitment to the community, will be a valuable addition to BEA’s strong and experienced board.”

In addition to Scholsberg, BEA’s board of directors includes:

•	Carol Bartz (56) - Chairman of the Board, Chief Executive Officer and President, Autodesk, Inc.

•	Alfred Chuang (43) – Founder, Chairman and Chief Executive Officer, BEA Systems, Inc.

•	Dale Crandall (63) – Former President and Chief Operating Officer, Kaiser Foundation Health Plan, Inc.

•	Stewart Gross (45) – Managing Director, Warburg Pincus

•	Bill Janeway (61) – Senior Managing Director, Warburg Pincus

•	Dean Morton (73) – Former Vice President and Chief Operating Officer, Hewlett-Packard Company

•	George Reyes (50) – Chief Financial Officer, Google

About BEA

BEA Systems, Inc. (NASDAQ: BEAS) is a world leader in enterprise infrastructure software, helping enable companies to improve business responsiveness through service-oriented architecture (SOA), a software design approach that more closely aligns IT with business objectives. With 15,000 customers worldwide including the majority of the Fortune Global 500, BEA and its WebLogic® and Tuxedo® brands are among the most trusted names in business technology. Headquartered in San Jose, Calif., BEA has 77 offices in 37 countries. More information on BEA products and services is available at www.bea.com.

BEA, BEA WebLogic Server, BEA Liquid Data for WebLogic, Tuxedo, and WebLogic are registered trademarks and BEA WebLogic Enterprise Platform, BEA WebLogic Integration, BEA WebLogic Portal, BEA WebLogic JRockit, BEA WebLogic Platform, BEA WebLogic Express, BEA WebLogic Workshop, BEA WebLogic Java Adapter for Mainframe, BEA eLink, and BEA WebLogic Enterprise Security are trademarks of BEA Systems, Inc. All other company and product names may be the subject of intellectual property rights reserved by third parties.

Contact Information:

Investor Contact

Kevin Faulkner, Vice President, Investor Relations

BEA SYSTEMS, INC.

+1-408-570-8293

kevin.faulkner@bea.com

Media Contact

May Petry, Director, Corporate Public Relations

BEA SYSTEMS, INC.

+1-408-570-8704

may.petry@bea.com